Exhibit 10.13

eResearchTechnology, Inc.

2012 Bonus Plan

Set forth below is a summary of the eResearchTechnology, Inc. (“ERT” or the “Company”) 2012 Bonus Plan (the “2012 Plan”) approved by the Compensation Committee at its meeting on February 24, 2012, which was effective January 1, 2012.

The purpose of the 2012 Plan is to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, as well as help us attract and retain employees by providing attractive compensation opportunities linked to performance results. All of our employees are eligible to participate in the 2012 Plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel participate in a separate commission incentive plan instead of the 2012 Plan.

Bonuses payable under the 2012 Plan are approved by the Compensation Committee. Bonuses payable to eligible participants are based on a variety of factors, including both objective and subjective criteria. The objective criteria consist of targets for revenue, non-GAAP net income and the revenue projected to be generated by new contracts into which we enter regardless of when we actually recognize the revenue (the “Contract Revenues”). The subjective criteria consist of individual performance goals and objectives. The non-GAAP net income target reflects the adjustments to net income calculated in accordance with accounting principles generally accepted in the United States that we report as part of our periodic reports on our results of operations.

The revenue target at which bonus plan participants would earn 100% of the bonus opportunity attributable to that target is slightly above the range for revenues provided as guidance for 2012 in the Company’s press release issued on February 27, 2012, while the non-GAAP net income target at which 100% would be earned is within that guidance. The Committee intends that the plan participants earn the full bonus opportunity with respect to revenues only if the Company exceeds the revenues target set forth in its financial business plan, while earning the full bonus opportunity provided the Company executes its plan with respect to non-GAAP net income.

Each participant in the 2012 Plan will be eligible to receive 50% to 125% of their 2012 bonus opportunity that is allocable to each objective target category provided that we achieve at least 90% of the revenue target and at least 85% of the non-GAAP net income target. The actual bonus earned will be based on the extent to which our 2012 revenues and non-GAAP net income meet thresholds established by the Committee. Amounts payable based on achievement of individual performance objectives can range from 0-100% of the applicable bonus opportunity.

The bonus opportunities and the related performance targets for each of the Company’s executive officers approved in February 2012 are as follows:

			Percentage of Bonus Based On:
				Non-GAAP
		Bonus		Net	Contract
Name	Position	Opportunity	Revenues	Income	Revenues
Jeffrey S. Litwin, MD	President and Chief Executive Officer	$424,875	40	60

Keith D. Schneck	Executive Vice President and Chief Financial Officer	$164,800	25	75

John M. Blakeley	Executive Vice President and Chief Marketing Officer	$160,938	20	20	60

Thomas P. Devine	Executive Vice President and Chief Information Officer	$167,375	40	60

Amy Furlong	Executive Vice President and Chief Operations Officer	$175,100	25	75

Joel Morganroth, MD	Executive Vice President and Chief Scientific Officer	$247,500	40	60

Achim Schulke	Executive Vice President and Chief Technology Officer	$159,650	50	50

*	Note that Individual Performance Goals and Objectives are not a criterion under the 2012 Bonus Plan for any of the executive officers.

Bonuses are payable based on the extent to which annual targets have been achieved, with the bonuses (if any) normally being paid within ninety (90) days after the end of the calendar year in which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings, as applicable.

Notwithstanding the foregoing, the Compensation Committee retains the discretion under the 2012 Plan to adjust the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, net income and Contract Revenues, are achieved.

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